                                                                    Exhibit 99.1

                              TO OUR SHAREHOLDERS

Vornado's Funds From Operations for the year ended December 31, 2002 was $407.2 million, $3.62 per diluted share, compared to $377.7 million, $3.79 per diluted share, for the year ended December 31, 2001.

Net Income applicable to common shares for the year ended December 31, 2002 was $209.7 million, $1.91 per diluted share, versus $227.2 million, $2.47 per diluted share, for the previous year. Here are the financial results by segment:

                                                      % of 2002
                                                       Adjusted                            Same
($ in millions, except per share data)                   EBITDA      2002      2001        Store
--------------------------------------------------------------------------------------------------
Adjusted EBITDA(1):
  New York Office                                         33%        303.3     295.2        5.0%
  CESCR(2) (34% in 2001)                                  29%        270.0      84.6        4.1%
--------------------------------------------------------------------------------------------------
  Total Office                                            62%        573.3     379.8        4.8%
  Retail                                                  12%        112.7     119.1       (2.6%)
  Merchandise Mart                                        12%        108.9     110.8       (1.2%)
  Temperature Controlled Logistics                         8%         71.8      78.4       (8.4%)
  Newkirk Joint Venture                                    8%         69.6      63.4        9.8%
  Alexander's                                              4%         34.4      19.4       77.3%
  Hotel Pennsylvania                                      --           7.6      17.0      (55.3%)
  Other (including non-comparable adjustments
    as detailed below)                                    (6%)       (57.3)     (2.8)        --
--------------------------------------------------------------------------------------------------
Total Adjusted EBITDA(1)                                 100%        921.0     785.1         .2%
--------------------------------------------------------------------------------------------------
Funds From Operations ($3.62 per share in 2002;
    $3.79 per share in 2001)                                         407.2     377.7
  Adjustments for certain items which affect comparability:
  Primestone foreclosure and impairment losses                        35.7        --
  Amortization of officer's employment arrangement                    27.5        --
  Gain on sale of non-real estate assets                             (18.3)    (15.7)
  Write-offs of non-core investments                                   6.9      29.1
  Donations to Twin Towers and NYC Fireman's Fund                       --       1.3
  Minority interest                                                  (10.6)     (1.8)
--------------------------------------------------------------------------------------------------
Funds From Operations, as adjusted ($3.98 per share in 2002;
  $3.92 per share in 2001)                                           448.4     390.6
--------------------------------------------------------------------------------------------------

(1) Adjusted EBITDA is defined in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 10 of this Annual Report. Adjusted EBITDA and FFO shown above do not include the benefit of straight-lining of rent and FASB 141 adjustments. See discussion on the next page. Also see reconciliations of these non-GAAP earnings metrics to GAAP Net Income in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 7-9 and 43 of this Annual Report.
(2)  Charles E. Smith Commercial Realty.


                                   ----------
                                      two

                    THE ANTI-REALITY SHOW CALLED ACCOUNTING

Cash flow is the lifeblood of business--ours too. We have long held that Vornado's financial statements should mirror actual cash flow as closely as possible. The accounting profession is making this close to impossible.

In 1976 and 1985, the Financial Accounting Standards Board (FASB) invented and reinvented FASB 13--straight-lining of rents. We write almost all of our leases with contractual rent bumps. FASB 13 requires that the revenue shown in our GAAP financial statements be the average rent for the lease term, not the actual rent received in any given year. Thus, in the early years GAAP revenue is greater than actual cash receipts and the opposite in trailing years. We do this in our GAAP statements because we must. For good or for bad, we had somewhat more flexibility in our FFO(1) reporting. Historically, we have not included the benefit of straight-lining rent when reporting FFO. Only two or three of the 150 companies in our industry make this adjustment, which for us has penalized FFO in recent years by about $.25 a share, and that's a big penalty.(2)

In 2001, the FASB brought us FASB 141 and 142. This affects purchase accounting and essentially requires companies to fair value leases for acquisitions completed after July 1, 2001. For us, this affected the Charles E. Smith, Monmouth Mall and Las Catalinas acquisitions, requiring us to recognize in 2002 the present value of below-market leases as a deferred credit to be included into income over the term of the leases. This procedure requires valuations of leases (a cynic would say subjective valuations). This non-cash calculation increased our GAAP income in 2002 by $.08 per share.

We capitulate. With respect to the straight-lining of rents, after years of doing it right, we announced days ago that to comply with the Securities and Exchange Commission's Regulation G (effective March 28, 2003) concerning non-GAAP financial measures, to adhere to NAREIT's definition of FFO and to report FFO for straight-lining of rent on a basis comparable with virtually all other companies in our industry, Vornado will revise its definition of FFO to include the effect of straight-lining of rent. Beginning with the Company's filing of its first quarter 2003 Form 10-Q, the Company will reflect this change retroactively to the earliest period being reported and, accordingly, previously reported FFO per share will be adjusted as follows:

                   As Previously             Effect of            As
                        Reported             Change(1)      Restated
     ---------------------------------------------------------------
     2002                  $3.62              $.20(2)          $3.82
     2001                  $3.79              $.21             $4.00
     2000                  $3.45              $.26             $3.71
     ---------------------------------------------------------------

     (1) This change eliminates the item for straight-lining of rent in the reconciliation of the non-GAAP earnings metric FFO to GAAP Net Income in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 43 of this Annual Report. A Form 8-K dated April 24, 2003 has been filed with the amended reconciliation.
     (2) Net of a $.03 allowance for uncollectible rents.

Similarly, the Company will report FFO including the effect of FASB 141. The Company will reflect this change retroactively to 2002, the Company's effective date for FASB 141, and accordingly, 2002 FFO will increase by $.09 per share.

---------
(1) FFO (Funds From Operations) is a non-GAAP performance measure universally used by the REIT industry and its investors and analysts. Simply put, FFO is net income plus property depreciation.

(2) Investors and analysts who utilize AFFO see through all of this stuff. The acronym AFFO is Adjusted FFO, adjusted for capex, straight-lining and other non-cash items.

                                  -----------
                                     three

This next item is not accounting per se, but as you will see it involves the same mark to market sort of thing. Green Street(3) recently decided to mark down NAVs to reflect its marking of fixed rate debt to market. While this is, of course, intellectually correct, it is ironic. It reinforces our long-held belief that management of the right hand side of the balance sheet is hugely important in creating value. And it disproves the simplistic approach that long-term fixed rate debt is always the safe, value creating way to go.

In a benign interest rate environment, there is as much risk in locking in long term as there is reward. After all, cost of capital is our largest expense item by far. In today's weak market, landlords who are able to avail themselves of low rates can be much more competitive. Those who can't could be slaughtered. Further, it seems to me that the twenty-odd-year bull market in interest rates is still intact.

Here is one of my favorite graphs. It tracks the 10-Year Treasury plus 200 basis points against 30-Day LIBOR plus 100 basis points, surrogates for our long-term and short-term borrowing rates. Interestingly, had you borrowed long, you would have been wrong in all but several months of the last ten years.

HISTORICAL RATE ANALYSIS
U.S. 10-Year Treasury + 200 basis points vs. 30-Day LIBOR + 100 basis points

(HISTORICAL RATE ANALYSIS GRAPH)

---------
(3) Green Street Advisors, "Real Estate Securities Monthly," April 1, 2003.

                                  -----------
                                      four

Vornado's capital structure--the right hand side of the balance sheet--is shown below. The summary balance sheet shown in this table is as at April 23, 2003. It differs from our year-end financial statements by including the Company's pro-rata share of joint venture debt gross and by stating equity at the NYSE closing price of VNO shares on that date.

                                                                        Weighted
                                                                         Average
($ in millions except share data)                            Amount         Rate
--------------------------------------------------------------------------------
Floating Rate Debt                                            1,449        2.86%
Fixed Rate Debt                                               3,642        7.56%
--------------------------------------------------------------------------------
Total Debt (including 1,032 of joint venture debt)            5,091        6.22%
Perpetual Preferred                                           1,067        8.33%
Market Value of Shares/Units--139.6 million at $39.52         5,517          N/A
--------------------------------------------------------------------------------
Enterprise Value                                             11,675
--------------------------------------------------------------------------------
Debt to Enterprise Value                                      43.6%
Debt plus Perpetual Preferred to Enterprise Value             52.7%

Green Street's mark to market of debt dinged our NAV by $3 per share. We will do battle over fractions affecting our NAV, but not this time. In fact, Mike and I consider our over-market interest rates to be a hidden asset, valuable, as are our below-market rents. Our income will rise as we refinance above-market debt--and we will gain back that $3 of NAV over time.


                          $500 MILLION UNSECURED DEBT

Access to multiple capital markets is the hallmark of a successful company. In June 2002, Vornado was a first-time issuer of unsecured debt, placing $500 million of five-year 5.66% unsecured notes. These notes were issued at 168 basis points over the five-year treasury, which at the time was 3.98%. Thanks to Wendy for this important deal--and for the as large and as important Hypo deal,(4) as well.

Mike and I thought we timed this right, but with the 5-Year Treasury today at 2.94% we get a hindsight flunking grade here. But no matter--at issue date we simultaneously swapped this note to floating at 77 basis points over three-month LIBOR in arrears. We are now paying a very satisfactory 2.18% floating rate for this capital. Use of proceeds was to pay off other floating rate debt, leaving our balance sheet both floating rate and leverage neutral. At March 31, 2003, this swap (really the only sizeable derivative on our balance sheet) is in the money by $35.2 million.



-------
(4) The $490 million construction financing for the Alexander's 59th Street tower.



                                    --------
                                      five

                  STOCK PERFORMANCE -- A VIEW FROM 30,000 FEET

Green Street recently published a report(5) pointing out what I well know--that our ten-year returns have been extraordinary, our five-year returns have been just ordinary and our one-year return has been negative, and unacceptable. Since we're all in it for the money, we are totally focused on stock price performance. Here's a ten-year graph of our stock price versus the Wilshire REIT Index.


                     [VORNADO'S STOCK PRICE CHART]

Michael Fascitelli joined Vornado as President and chief growth officer in January 1997. The stock celebrated by doubling that year.(6) In January 1998, Vornado's stock reached an all-time high of $49.75 a share, an FFO multiple of 19 and an NAV of $32.50 per share. In essence, the stock market was discounting the next five years of our growth in Mike's first year.

Mike has delivered growth in spades. For the record, here's Adjusted EBITDA and FFO in dollars and per share during the period.

     [$ in millions, except per share data]

                                       FUNDS FROM OPERATIONS(1)              DIVIDENDS
                   ADJUSTED           ---------------------------      -----------------------
YEAR               EBITDA(1)          PER SHARE        % INCREASE      PER SHARE    % INCREASE
----------------------------------------------------------------------------------------------

2002                921.0             3.62(2)            (4.5%)         2.66          1.1%
2001                785.1             3.79(2)             9.2%          2.63         33.5%
2000                737.8             3.47               10.2%          1.97          9.4%
1999                609.4             3.15               18.9%          1.80          9.8%
1998                427.1             2.65              108.7%          1.64         20.6%
1997                150.4             1.27(2)            (9.9%)         1.36         11.5%
----------------------------------------------------------------------------------------------

(1) Reconciliations of the non-GAAP earnings metric FFO to GAAP Net Income for the five years ended December 31, 2002 are in Selected Consolidated Financial Data on page 2 of this Annual Report and the non-GAAP earnings metric Adjusted EBITDA to GAAP Net Income for the three years ended December 31, 2002 are in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 7-9 of this Annual Report. Reconciliations for the years in this table not previously mentioned are contained in the appendix to this letter on page 15.

(2) Excluding net non-recurring items, 2002 was $3.98, 2001 was $3.92 and 1997 was $1.67 per share.

------

(5) Green Street Advisors, "Vornado Realty Trust--What Have You Done For Me Lately?" April 4, 2003.

(6) Vornado's stock was $22.50 on December 2, 1996, the day we announced Mike's joining. It rose to $43.44 on September 29, 1997 after a $7.53 spike the day of the announcement of the AmeriCold acquisition (go figure) and rose to an all-time high of $49.75 on January 20, 1998.





                                    -------
                                      six

As a regulated REIT, we pay out 100% of our taxable income as dividends. Our intention is to pay out no more. Our dividends, when combined with capex, leave little over in the form of retained earned capital. While I can't think of anything better than paying out our earnings to our shareholders, myself and all my partners, in the larger sense it means that we must sell new shares in order to grow. We have done so repeatedly. Since January 1997, we have sold over 46.3 million shares in 6 separate offerings at an average price of $41.41 per share gross.(7) We seem to have conditioned the market to expect a share issuance whenever the share price gets to the mid $40s. We will issue shares only when we get at least as much or more value than we give.

Should we reverse course and buy back shares? We know how to do this. In the 1980's, Vornado implemented one of the largest cap shrinks in the history of the NYSE, buying back 60% of its shares. But that was done at deep discounts of 50% or more to underlying value. In the modern era, we have not done buybacks, although this is a value-enhancing technique that we would use, and use in scale, in the right circumstances. Any buyback over the last two years would have been only slightly accretive to FFO and NAV. Source of funds is the key here. To the extent we have excess cash flow, buybacks so funded would be perfect. Buybacks from sale proceeds would be acceptable, but would yield marginally more than merely treading water. Buybacks from borrowings are a narcotic we will avoid.

We have been an asset accumulator, growing in the absolute. We have sold a few small odds and ends -- nothing really. Several shareholders and analysts have suggested that we have grown to be too big, that the growth rate per share we seek cannot be achieved on such a large asset base (at least in this market) and that it's about time we became an asset recycler. We have well over $1 billion in profits in our New York office assets alone that we could harvest. Our goal is definitely to sell assets this year.

The selection of which assets to sell is easy. Those that we would re-acquire at current market prices are keepers. All others are candidates for sale. The best candidates are those that we no longer wish to own for whatever reason or where we are offered an outsized price.

There are ramifications to selling assets. Without rapid redeployment of the proceeds, selling assets is dilutive. Selling assets creates (hopefully) capital gains tax issues that can either be handled through like-kind exchanges (sort of like swapping my cats for your dogs) or capital gains dividend distributions (i.e., shrinking the company).(8) Mike and I have a lot to think about in this regard.











-----------------

(7) We have also issued 39.9 million Operating Partnership Units (principally for the Mendik, Merchandise Mart and Smith acquisitions) at an average price per unit of $38.39.

(8) The private real estate market functions differently here. As buildings appreciate over time, the private owner shuns selling and paying taxes in favor of the non-recourse loan -- mortgaging and re-mortgaging again and again, realizing excess financing proceeds on a tax-free basis. Now that's the ticket.


                                 --------------
                                     seven

                              LEASE, LEASE, LEASE

Everyone knows business is soft. It seems like every business in America is contracting, although the rate of contraction seems to be slowing. Our mission during these times is the same as always--and that is to lease, lease, lease. Here's the math.

                                                Office          Retail     Merchandise Mart
                                          -----------------     ------    ------------------
                                          New York    CESCR               Office    Showroom
                                          --------    -----               ------    --------
Year Ended December 31, 2002:
  Square feet leased (in thousands)           579      2,342     1,960       164        911
  Initial rent per square foot             $44.34     $31.29    $12.17    $26.97     $18.99
  Percentage increase(1)                    30.0%       5.5%     32.4%      1.2%       2.0%
  Occupancy rate                            95.9%      93.6%     88.3%     91.7%      95.2%
Quarter Ended March 31, 2003:
  Square feet leased (in thousands)           235        563       110       101        436
  Initial rent per square foot             $43.86     $31.27    $27.03    $23.15     $22.62
  Percentage increase(1)                    30.5%       5.6%     17.6%      5.8%      21.4%
  Occupancy rate                            95.9%      93.2%     87.5%     92.7%      95.3%
--------------------------------------------------------------------------------------------

(1) Percentage increase over expiring escalated rent.


In this market, David Greenbaum has maintained 96% occupancy in New York--think about that. In first quarter 2003, his roll over rents increased 30.5%--think about that. In the school of New York real estate, David is a dean. Chris Kennedy's showroom results continue to be extraordinary, as well.

All leasing markets continue to challenge. Our capex for tenant improvements is up,(9) and while we always lease more than our share, we are budgeting occupancies and rents conservatively for the rest of this year.







------------
(9) ...but not as much as was estimated for 2003 outlays in the MD&A in our 2002 financials. Revised estimates will be included in our first quarter 2003 financials to be filed shortly.





                                  ------------
                                     eight

                                      BMS

In 1997, when we acquired the Mendik Company, the cornerstone of our New York City office business, Bernie Mendik and his partners held on to Building Maintenance Service Company (BMS), the company that provides cleaning, security and engineering services to the buildings we bought then, as well as to buildings we would acquire over the next ten years. In a deal completed on January 1, 2003, we acquired BMS for $13 million. This is actually a big business, with 1,150 employees, $82 million in revenue and $5-ish million of bottom line. We will seek to grow this business by providing cleaning services to our malls and perhaps even to our other office assets.

                                 CESCR/KAEMPFER

On January 2, 2002, we completed the acquisition of the 66% of CESCR that we didn't already own. We now own 100%. Bob Smith and Bob Kogod, the partners and brothers-in-law who over the last fifty years built this business into the largest office landlord in the Washington, D.C. area, continue to be actively involved in management -- and we want them to be. Months ago we began an external search(10) for a candidate for President. We had very specific requirements for this position, most importantly, that he/she be Washington-based with extensive knowledge of the Washington market, its brokers, its tenants, etc. The best candidate by far was Mitchell Schear, and Mike and I am delighted he is now division head of the Charles E. Smith Company.

Mitchell is a seasoned 44 year old real estate executive with unique leasing and development skills. Mitchell also came with a dowry. As Mike was courting Mitchell, who at the time was president of the Kaempfer Company, the best arrangement for all turned out to be our acquisition of Kaempfer. We got Mitchell, sliver interests in six important District of Columbia buildings and, importantly, the Kaempfer management company with its long-term management and leasing fees. Mitchell is now working closely with Bob Smith, Ken McVearry and Brent Bitz to make this great company even greater.







------------
(10) We have been hugely successful with external searches for division heads, witness Mel Blum, Alec Covington and Sandeep Mathrani.



                                    --------
                                      nine

                                     RETAIL

It occurs to me that I have spent the last ten years diversifying away from retail.(11) I am keenly aware that over the last year or two the stock market has awarded retail the highest marks by far.(12) The miscalculation I made here was underrating the great American consumer and not anticipating that lifetime low interest rates would rule consumer buying and buying. But beware, retail saturation and over-storing will create dangers that over time only skilled managements will be able to avoid.

Retail is a core business of Vornado. In fact, it is our original business, the business we grew up in. A baseball manager shapes his team based upon the talents and strengths of his players. We have a proven star player in Sandeep Mathrani. Vornado will be growing in retail.

Don't be fooled by the 2002 decline in retail Adjusted EBITDA, same store and occupancy, which were caused largely by several bankruptcies and the in-process repositioning of the Bradlees centers. Sandeep, Sherri and the retail leasing team are on fire. Our internal projections are that retail will be our number one grower in 2003 and 2004.

Hotel Pennsylvania is suffering. Its solution lies in big box retail at the base and a repositioning. All this will require patience and better markets.


---------------
(11) We have grown our retail business, just not quite as fast as our office business. After all, we did acquire the Green Acres super regional mall, 50% of the Monmouth mall, two regional malls in Puerto Rico, etc.

(12) No sour grapes here. No investment, not retail, not anything, has done better than our New York office acquired at $175 per foot.


                                ---------------
                                      ten

                                     PEOPLE

Alec Covington is a great manager who has worked hard to stabilize AmeriCold. We have said repeatedly and publicly that AmeriCold's performance has been a disappointment.(13) We will restructure the leases with AmeriCold this year. We will re-double our efforts to withdraw capital here.

                                 -------------

In 1998, Vornado acquired the Chicago Merchandise Mart, Chris Kennedy's family business. Chris Kennedy has worked in this business for 16 years and in October 2000 was promoted to division head of our Mart business. Chris is talented and uniquely qualified to run this business, which has over $100 million of EBITDA and $1 billion of assets.

Joe Hakim, who had run the Mart business for the last ten years, has retired. Mike, Chris and I hold Joe in the highest regard and thank him for all he did for us. We wish Karen good health. We're certain that our young friend Joe (54) has one more career in front of him.

                                 -------------

Paul Larner was CFO and then Chief Operating Officer of CESCR. This year we were lucky enough to convince Paul to move up to New York / New Jersey as EVP--Chief Administrative Officer of Vornado.

                                 -------------

Michelle Felman, EVP and acquisitions division head, pulled off one miracle this year and her usual quota of other deals. She is a strong advocate with great judgment--especially at those times this year when she was the lone voice.







---------
(13) But not a tragedy. After the disappointments and declines, the business still returned 10.3% on our leveraged capital in 2002.


                                ---------------
                                     eleven

                              CORPORATE GOVERNANCE

A very few, very dishonest executives have created havoc in the investing community. Congress, the stock exchange and analysts (who for sure are not blameless) have focused on the independent board of directors as the cure all. I believe an independent board is absolutely, absolutely necessary. But while an independent board is surely necessary, it is not a sufficient solution.

Independent directors, however capable, are not sufficient to stop abuses. In my mind, the single most important corporate governance item is total disclosure, the information that allows investors to understand all the workings and all the details of a company's business. It is this objective toward which Joe, Ross, Matt and our financial team strive. Our 168-page and growing 10K (with its 39-page MD&A) is a huge step towards this continuing objective. Our new 61-page supplemental package is another. Each quarter and each year our filings contain more and more disclosure. This trend will continue.

Vornado's incumbent nine-member Board is uniquely qualified to oversee our business by virtue of their business savvy and in the case of seven members, their nine-figure investments in Vornado. They always ask the challenging questions. Vornado will enthusiastically increase its board so that a majority of directors are independent. We'll need to attract a handful of truly qualified new independent directors, and we will. This will take time.

In May 2002, a non-binding precatory shareholder proposal to declassify Vornado's staggered Board was carried 51% to 49%. After deliberation and external advice, Vornado's Board determined to maintain the staggered format. In fact, we inherited a staggered board. Historians may remember that over twenty years ago current management took over the Company -- and it took proxy contests at two annual meetings to do so. Our belief that a staggered Board is appropriate is not self-serving or entrenching -- this is a big business and stability and continuity are important.

Vornado's proxy, filed with this annual report, discloses a change in stock-based compensation favoring restricted share grants in lieu of options. Unfortunately, this seems to be becoming industry standard.

                                   ----------
                                     twelve

                                  SIGHTSEEING

Shareholders may wish to inspect our recently completed buildings and our under construction projects and following their progress. First in the New York area.

Vornado is the for-fee, ground up developer of 731 Lexington Avenue (at 59th Street)--the Bloomberg Tower--on behalf of our one-third owned affiliate, Alexander's. This Cesar Pelli masterpiece is rising quickly. Steel is erected to the 30th floor and curtain wall is following on pace. First delivery to our principal tenant will occur in late fall 2003, with completion expected in 2005. This building will have retail at the base, 700,000 square feet for Bloomberg, 183,000 square feet of additional office and 105 condominium residences. If shareholders would like to eat their own cooking, please visit the residential sales office--the apartments will be stunning.

Steel and curtain wall are going up at 640 Fifth Avenue (at 51st Street), where we are filling out the wedding cake by adding 47,000 square feet. Here, we will create some of the very finest office space in Manhattan overlooking the gardens of Rockefeller Center and the spires of St. Patrick's Cathedral. Three years ago, at the base of this same building, we created Hennes & Mauritz's U.S. flagship.

Scaffolding will go up within the month signaling the beginning of the re-development of the former Bradlees store at 4 Union Square South (14th Street). Sandeep has already completed retail deals here with Whole Foods and Forever 21 aggregating 73,000 square feet, which accounts for the most valuable one-third of this building.

In October, we delivered a newly built 43,000 square foot store at 34th Street and 7th Avenue to Hennes & Mauritz. This building also serves as a sign tower, hosting the first two giant display signs erected under our special 34th Street signage district.

All these are projects of our development division headed by Mel Blum and involved the collaboration of David and Sandeep for leasing. Mike and I recognize their talents and we thank them all.

In Washington, please visit Crystal City, the flagship asset of CESCR. Mike and I believe in the future of this 26 building, 7.4 million square foot complex literally contiguous to Washington's Reagan National Airport, close by the Pentagon. Here, Bob Smith, Mitchell and the team are in the first phase of construction of a new urban streetscape with retail, restaurants and entertainment venues. With road and traffic improvements, Crystal Drive will become an urban boulevard. This $42 million project will add considerable value.

                                _______________
                                    thirteen

                               WIN, LOSE OR DRAW

- Rents have now declined to the point where it is uneconomic to manufacture new real estate. This is a huge positive for Vornado's existing assets.

- Real estate is a stable, sound investment that has out-performed all of the major indices, including the S&P 500, NASDAQ, the Russell 2000 and the Dow, for the one, three, five and ten-year periods ended December 31, 2002.(14) Recognition of this by investors will cause a re-pricing of public real estate from being under-valued to fair value and maybe even a bit more.

- Cap rates have come in. Low interest rates will be with us long enough to draw cap rates down even further. Real estate may still be cheap here.

- Vornado is a great current investment, but Vornado may be an even better warrant on future appreciation. Think about these numbers: a $50 per square foot increase in New York values creates $5 per share of shareholder value; $5 per square foot of incremental net rent in Washington creates about $750 million of shareholder value over time as leases roll.

- My father, now 86, taught me that if you have no bad debts you're not making enough sales. The analogy here is that we do make mistakes, but our mistakes are few and smallish in relation to our business. When we make a mistake it is painfully, publicly and quickly disclosed.(15)

- Asking rents in New York went from $13 per square foot in 1970, to $24 in 1980, to $33 in 1990, to $55 in 2000. While the ascent has not been linear, the message is clear--the passage of time is our biggest ally in value building (and I don't mean a quarter or two). And our shareholders get 7% while waiting.

Mike and I are learning that simplicity is a virtue.


/s/ Steven Roth
Steven Roth
Chairman

April 23, 2003

______________
(14) I am the 2002--2003 Chair of NAREIT and this is my commercial for our industry. Moreover, it's absolutely, factually correct.

(15) We made a mistake in the Primestone matter. It is now behind us. (By the way, we made a second investment here, providing mezzanine financing to Prime Group Realty Trust's Dearborn Center project as part of a bank group. Our $23.4 million investment was repaid in full on March 19, 2003, together with look-back interest resulting in a 23% yield to us over the life of the investment.)


                                 ______________
                                    fourteen

                                    APPENDIX

Below is a reconciliation of Net Income to Adjusted EBITDA:

($ in millions)                                           1999     1998     1997
--------------------------------------------------------------------------------
Net income                                               202.5    152.9     61.0
Minority interest                                         55.0     16.2      7.3
Interest and debt expense                                226.3    164.4     54.4
Depreciation and amortization                            143.5    104.3     32.0
Net gain from insurance settlement
  and condemnation proceeding                               --     (9.6)      --
Straight-lining of rents                                 (25.4)   (16.1)    (3.9)
Other                                                      7.5     15.0     (0.4)
--------------------------------------------------------------------------------
Adjusted EBITDA                                          609.4    427.1    150.4
--------------------------------------------------------------------------------


Below is a reconciliation of Net Income to Funds from operations:

($ in millions)                                                    1997
--------------------------------------------------------------------------------
Net income                                                         45.5
Depreciation and amortization of real property                     22.4
Straight-lining of rents                                           (3.4)
Leasing fees received in excess of income recognition               1.7
Proportionate share of adjustments to equity in income of
  partially-owned entities to arrive at funds from operations:
  Temperature Controlled Logistics                                  4.2
  Alexander's                                                      (2.5)
  Partially-owned office buildings                                  2.9
  Hotel Pennsylvania                                                0.5
  Charles E. Smith Commercial Realty L.P.                           1.3
--------------------------------------------------------------------------------
Funds from operations                                              72.6
--------------------------------------------------------------------------------







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